EX 99.1

Versartis Reports Third Quarter 2017 Financial Results and Provides Corporate Update

Menlo Park, Calif., October 26, 2017 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company, today announced financial results for the third quarter ended September 30, 2017, and provided a corporate update.

“In response to the disappointing outcome of the VELOCITY trial last month, we have been working diligently to understand the results and determine appropriate next steps for the company,” said Jay Shepard, President and CEO of Versartis, Inc. “While we are exploring our options and the potential viability of moving somavaratan forward, we are implementing a restructuring plan to significantly reduce our costs and preserve cash. We have also begun a parallel process to identify opportunities to diversify our pipeline, including possible strategic transactions, with the aim of leveraging the company’s expertise and resources to create value for shareholders.”

Corporate Update

•	Analysis of VELOCITY Phase 3 trial results continues in order to assess the viability of further development of somavaratan for growth hormone deficiency (GHD)
•

All ongoing clinical trials of somavaratan will conclude by the end of 2017; the VISTA long-term safety study in pediatric GHD will conclude at the end of October; further clinical development of somavaratan in adult GHD is on hold

•	Dialogue ongoing with Teijin, Versartis’ partner for Japan, as data are analyzed further; J14VR5 Phase 3 study in Japan is being discontinued
•	Completed reduction in work force of approximately two thirds and further cost-cutting measures underway to preserve cash
•

Select members of management team retained to leverage clinical, regulatory, and commercial expertise in the evaluation of somavaratan and efforts to identify opportunities to diversify the Versartis pipeline

•	Cowen engaged to assist in evaluating possible strategic transactions that could maximize the company’s expertise and resources

Third Quarter 2017 Financial Results

For the third quarter ended September 30, 2017, Versartis reported a net loss of approximately $49.8 million, or $1.40 per share, basic and diluted, compared to a net loss for the quarter ended September 30, 2016 of $27.3 million, or $0.92 per share, basic and diluted.

Total operating expenses for the quarter ended September 30, 2017 were $49.7 million, compared to $27.4 million for the quarter ended September 30, 2016.

Research and development (R&D) expenses for the quarter ended September 30, 2017 were $42.7 million, compared to $20.7 million for the quarter ended September 30, 2016. The increase in R&D expenses was primarily due to estimated fees associated with the expected cancellation of certain of our supplier contracts, including those with our contract manufacturers.

General and administrative (G&A) expenses for the quarter ended September 30, 2017 were $7.1 million, compared to $6.8 million for the quarter ended September 30, 2016. The increase in G&A expenses was primarily due to an increase in professional services expenses.

Total operating expenses for the quarter ended September 30, 2017 include non-cash stock-based compensation expense of $3.7 million, compared to $2.7 million of non-cash stock-based compensation expense for the quarter ended September 30, 2016.

Total operating expenses for the nine months ended September 30, 2017 were $115.6 million, compared to $73.8 million for the nine months ended September 30, 2016. R&D expenses for the nine months ended September 30, 2017 were $93.3 million, compared with $55.3 million for the nine months ended September 30, 2016, reflecting an increase in clinical and manufacturing costs to support the global VELOCITY pediatric trial and our Phase 2/3 trial of somavaratan in pediatric patients in Japan, as well as the estimated fees associated with the expected cancellation of certain of our supplier contracts noted above. G&A expenses for the nine months ended September 30, 2017 were $22.3 million, compared to $18.6 million for the nine months ended September 30, 2016. The increase was attributable to additional payroll, consulting, and professional services expenses to support our year over year growth.

Total operating expenses for the nine months ended September 30, 2017 include non-cash stock-based compensation expense of $11.1 million, compared to $8.0 million of non-cash stock-based compensation expense for the nine months ended September 30, 2016.

Cash and cash equivalents were $118.8 million as of September 30, 2017.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things the potential for additional development and eventual regulatory approval of somavaratan; the possibility of diversifying our pipeline by licensing or otherwise acquiring additional product candidates; and the potential for a strategic transaction with another public or private company with complementary assets and expertise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2017 which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release and we assume no obligation to update them after the date of this press release.

Contacts:

Joshua Brumm

COO & CFO

(650) 963-8582

jbrumm@versartis.com

Versartis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating expenses
Research and development	$42,673	$20,664	$93,295	$55,253
General and administrative	7,073	6,752	22,301	18,575
Total operating expenses	49,746	27,416	115,596	73,828
Loss from operations	(49,746)	(27,416)	(115,596)	(73,828)
Interest income	220	120	661	354
Other income (expense), net	(262)	(39)	(1,044)	(210)
Net loss before provision for income taxes	(49,788)	(27,335)	(115,979)	(73,684)
Provision for income taxes	-	-	128	-
Net loss	(49,788)	(27,335)	(116,107)	(73,684)
Net loss per share- basic and diluted	$(1.40)	$(0.92)	$(3.29)	$(2.50)
Weighted-average common shares used to compute basic and diluted net loss per share	35,680	29,574	35,336	29,495

Versartis, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$118,783	$201,153
Other assets	7,836	4,417
Build-to-suit lease asset	8,952	-
Total assets	$135,571	$205,570
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$40,903	$14,503
Upfront payment from collaboration partner	40,000	40,000
Build-to-suit lease obligation	5,428	-
Total liabilities	86,331	54,503
Total stockholders' equity	49,240	151,067
Total liabilities and stockholders’ equity	$135,571	$205,570